Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-187452 on Form S-8 of our reports dated February 19, 2015, relating to the consolidated financial statements and financial statement schedule of West Corporation and subsidiaries (the “Company”) (which report expressed an unqualified opinion and included an explanatory paragraph regarding the Company’s plan to sell certain agent-based businesses), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

February 19, 2015